As filed with the Securities and Exchange Commission on July 29, 2008

Registration Statement No.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN DEFENSE SYSTEMS, INC.

(Exact name of registrant as specified in its Charter)

Delaware	83-0357690
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

230 Duffy Avenue

Hicksville, New York 11801

(Address of Principal Executive Offices)

2007 INCENTIVE COMPENSATION PLAN

(Full title of the plans)

Anthony J. Piscitelli

Chief Executive Officer and President

American Defense Systems, Inc.

230 Duffy Avenue

Hicksville, NY 11801

(Name and address of agent for service)

(516) 390-5300

(Telephone number, including area code, of agent of service)

With copy to:

Jeffrey R. Houle, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard

Suite 1200

McLean, Virginia 22201

(703) 749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $.001 par value	5,000,000 shares	(2)	$1.14	(3)	$5,700,000	(3)	$225	(3)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares issuable upon the exercise of stock options, stock appreciation, restricted stock, deferred stock or other stock-based awards granted or to be granted under the registrant’s 2007 Incentive Compensation Plan.

(3)

Estimated based on the average of the high and low prices of the Company’s common stock on the American Stock Exchange on July 28, 2008, solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) promulgated under the Securities Act.

Explanatory Note

This Registration Statement is intended to register a total of 5,000,000 shares of the common stock, par value $.001 per share, to be issued by American Defense Systems, Inc., a Delaware corporation (the “Company”), under the Company’s 2007 Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

The documents containing the information specified in this Part I will be sent or given to persons who receive equity compensation for services as specified by Rule 428(b)(1).  Pursuant to the instructions for Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information.  We incorporate by reference the following documents we have filed with the Commission:

(1)   Amendment No. 3 to Form 10 filed by us on April 22, 2008, which contains our audited financial statements for the latest fiscal year for which such statements have been filed;

(2)   Form 10-Q filed by us on May 15, 2008;

(3)   Form 8-A filed by us on May 23, 2008; and

(4)   The Current Reports on Form 8-K filed by us on April 17, 2008, May 1, 2008, May 6, 2008, May 16, 2008, May 27, 2008, May 28, 2008, May 30, 2008 and June 27, 2008.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement.  Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney’s fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VI of the Company’s third restated certificate of incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Article VI of the Company’s amended and restated bylaws also provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Third Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 2 to the Company’s Form 8-A, filed on May 23, 2008

4.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3 to the Company’s Form 8-A, filed on March 23, 2008

4.3	Form of specimen common stock certificate, incorporated by reference to Exhibit 4.1 to the

Company’s Form 10, filed on February 11, 2008

4.4	2007 Incentive Compensation Plan, incorporated by reference to Exhibit 10.16 to the Company’s Form 10, filed on 2/11/2008

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2	Consent of Jewett, Schwartz, Wolfe and Associates

24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

(a)   We hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, New York, on this 23rd day of July, 2008.

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/Anthony J. Piscitelli
Anthony J. Piscitelli
Chief Executive Officer and President

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Fergal Foley and Gary Sidorsky and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/Anthony J. Piscitelli	President, Chief Executive Officer and	July 23, 2008
Anthony J. Piscitelli	Chairman of the Board
(Principal Executive Officer)

/s/Gary Sidorsky	Chief Financial Officer and Director	July 23, 2008
Gary Sidorsky	(Principal Financial and Accounting Officer)

/s/Fergal Foley	Chief Operating Officer and Director	July 23, 2008
Fergal Foley

/s/Alfred M. Gray	Director	July 23, 2008
Alfred M. Gray

	Director	, 2008
Christopher D. Brady

/s/Pasquale J. D’Amuro	Director	July 23, 2008
Pasquale J. D’Amuro

/s/Richard P. Torykian	Director	July 23, 2008
Richard P. Torykian

/s/Stephen R. Seiter	Director	July 23, 2008
Stephen R. Seiter

/s/Victor Trizzino	Director	July 23, 2008
Victor Trizzino

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

23.2	Consent of Jewett, Schwartz, Wolfe and Associates

24.1	Power of Attorney (included on the signature page)